Exhibit 99.1

FOR IMMEDIATE RELEASE Contact:

Nick Pfeiffer

Marketing Officer

319-356-5865

npfeiffer@isbt.com

MASON TO JOIN MIDWESTONE FINANCIAL BOARD

IOWA CITY, IA (May 30, 2008) - Sally Mason, University of Iowa President, was elected to become a member of the Board of Directors of MidWestOne Financial Group, Inc. at a special meeting of the company's Board of Directors held on May 29, 2008. Ms. Mason's term as a Director of MidWestOne Financial Group will commence following the company's annual meeting of shareholders scheduled for June 18, 2008.

"We are excited that Sally Mason will be joining our organization," said Charles N. Funk, President and CEO of MidWestOne Financial Group. "Her integrity, her business acumen, and her leadership skills will help us as we strive to become an even stronger banking organization."

Mason became the 20th President of the University of Iowa in August, 2007 after serving as Provost of Purdue University since 2001. She graduated from the University of Kentucky in 1972 with a Bachelor of Arts in Zoology. She then earned a Master of Science from Purdue in 1974, followed by a Ph.D. in 1978 from the University of Arizona in Cellular, Molecular, and Developmental Biology. She conducted further research at Indiana University before accepting a position at the University of Kansas in 1981. At Kansas, Mason served as an undergraduate teacher and adviser, a full professor in the Department of Molecular Biosciences, an acting chair of the Department of Physiology and Cell Biology, an associate dean in the University's College of Liberal Arts and Sciences, and finally as the dean of that College until 2001.

MidWestOne Financial Group, Inc. (NASDAQ: MOFG) owns and operates the 19 locations of MidWestOne Bank within 14 communities in eastern and southern Iowa. MidWestOne Financial Group also owns and operates the 7 locations of Iowa State Bank & Trust Company, based in Iowa City, and the 3 locations of First State Bank, based in Conrad. MidWestOne intends to merge the three banks in August, 2008, with the resulting bank to be named MidWestOne Bank. The headquarters will remain in Iowa City.

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